Exhibit 99.1
HILLMAN ACQUIRES ALL POINTS
CINCINNATI, December 28, 2007 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (Amex: HLM.PR) (the “Company” or “Hillman”), announced today that its Hillman Group, Inc. subsidiary purchased All Points Industries, Inc. (“All Points”), a Pompano Beach, Florida based distributor of commercial and residential fasteners and related products. Annual revenues of All Points for 2006 exceeded $34 million. Greg and Gaby Mann, the principal owners of All Points, will remain as President and Vice President, respectively.
All Points Industries, Inc. was established in August 1996 by Gaby and Greg Mann. Since its inception, All Points has developed into a major supplier to the hurricane protection hardware market in the US and the Caribbean. All Points has also developed a retail division that supplies general and hurricane hardware to the trade.
Max W. (“Mick”) Hillman, Jr., Chief Executive Officer of Hillman, said “All Points is the market leading supplier of specialty fasteners for hurricane protection. All Points has demonstrated their ability to grow the business by providing high quality products and outstanding customer service. The addition of the All Points business will strengthen Hillman’s presence in the Florida market and provide additional market opportunities.”
“All Points is very excited to be part of the Hillman organization” said Gaby Mann. “Hillman’s vast distribution and marketing resources will allow All Points to strengthen and grow its position in catering to the OEM and LBM markets.”
Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.
For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.